Exhibit 99

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com
n e w s r e l e a s e

FOR MORE INFORMATION, CONTACT: Regina Nethery Humana Investor Relations 502-580-3644 RNethery@humana.com

Tom Noland Humana Corporate Communications 502-580-3674 TNoland@humana.com

John Penshorn 952-936-7214 John_s_Penshorn@uhc.com

Humana Announces Intent to Acquire UnitedHealth Group’s

Medicare Business in Las Vegas

LOUISVILLE, Kentucky — February 25, 2008 — Humana Inc. (NYSE: HUM) today announced it has signed a definitive agreement to purchase the Medicare Advantage contract and related assets associated with the Las Vegas, Nevada individual SecureHorizons Medicare Advantage HMO business of UnitedHealth Group (NYSE: UNH). The transaction has been approved by the Department of Justice and is subject to regulatory approvals from the Centers for Medicare and Medicaid Services and the Nevada Division of Insurance.

The transaction is forecast to increase Humana’s Medicare Advantage HMO membership by over 25,000 with members primarily residing in Clark and Nye counties in Nevada. Nearly 70% of Nevada’s Medicare eligibles are located in these two counties. UnitedHealth Group and Humana have agreed to work together to ensure a seamless transition of this Medicare business and will notify affected members as details become available. Humana and UnitedHealth Group emphasized that post-divestiture, these members will continue to see the same health care

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com providers and receive the same benefits they currently have, and there will be no interruption in their health care coverage.

“Humana is pleased to significantly expand our presence in Nevada by serving over 25,000 new Las Vegas-area members,” said Stefen Brueckner, vice president of senior products for Humana. “We are dedicated to engaging our health-care consumers through actionable information and guidance, and we look forward to welcoming these new members once this transaction is completed.”

The transaction price of approximately $185 million in cash consideration is expected to be financed through a combination of cash and debt. Humana further commented that the transaction is not expected to significantly impact its guidance for 2008 diluted earnings per common share.

Humana Cautionary Statement

This news release contains statements and that are forward-looking. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company’s Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.5 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replay of most recent earnings release conference calls;

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minnesota, UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

3